EXHIBIT 99.1

Flushing Financial Corporation Reports 21% Increase in Core Diluted EPS From Prior Year Comparable Quarter on Improved Credit Metrics

Second Quarter 2014

  Core diluted earnings per common share, a non-GAAP measure, were $0.40, an increase of $0.07 from the three months ended June 30, 2013, and an increase of $0.04 from the trailing quarter.
  GAAP diluted earnings per common share were $0.39, an increase of $0.07 from the three months ended June 30, 2013, and an increase of $0.05 from the trailing quarter.
  Loan portfolio grew at an annualized rate of 3.9% in the three months ended June 30, 2014.
  Improvement in credit quality:
    Non-accrual loans totaled $42.8 million at June 30, 2014, an improvement of $0.4 million, or 0.9%, from March 31, 2014, and at its lowest level since December 31, 2008.
    Delinquent loans totaled $82.0 million at June 30, 2014, an increase of $0.4 million, or 0.4%, from March 31, 2014.
    Classified assets totaled $77.1 million, a decrease of $9.8 million, or 11.3% from March 31, 2014, and at its lowest level since March 31, 2009.
  The net interest margin was 3.22%, a decrease of three basis points from the trailing quarter.
  Net charge-offs for the three months ended June 30, 2014 were net- recoveries of $0.1 million.
  The provision for loan losses improved to a benefit of $1.1 million for the three months ended June 30, 2014, from a provision of $3.5 million recorded for the comparable prior year period and matched the benefit of $1.1 million recorded for the three months ended March 31, 2014.

SIX MONTHS ENDED JUNE 30, 2014

  Core diluted earnings per common share, a non-GAAP measure, were $0.75, an increase of $0.20 from the six months ended June 30, 2013.
  GAAP diluted earnings per common share were $0.73, an increase of $0.19 from the six months ended June 30, 2013.
  Loan portfolio grew at an annualized rate of 5.9% in the six months ended June 30, 2014.
  Improvement in credit quality:
    Non-accrual loans totaled $42.8 million at June 30, 2014, an improvement of $5.6 million, or 11.5%, from December 31, 2013, and at its lowest level since December 31, 2008.
    Delinquent loans totaled $82.0 million at June 30, 2014, a decrease of $7.1 million, or 8.0%, from December 31, 2013.
    Classified assets totaled $77.1 million, a decrease of $10.4 million, or 11.9% from December 31, 2013, and at its lowest level since March 31, 2009.
  The net interest margin was 3.24%, a decrease of 15 basis points from the comparable prior year period.
  Net charge-offs for the six months ended June 30, 2014 were $0.3 million, or 0.02% of average loans.
  The provision for loan losses improved to a benefit of $2.2 million for the six months ended June 30, 2014, from a provision of $9.5 million recorded for the comparable prior year period.

LAKE SUCCESS, N.Y., July 29, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and six months ended June 30, 2014.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report continued improvement as programs that we put in place in 2013 paid off handsomely in the first half of 2014. Core diluted earnings per common share, a non-GAAP measure, were $0.75 for the first six months of 2014, an increase of $0.20 from the first half of 2013.

"Both our solutions to credit issues associated with the financial crisis and our tight control of expenses contributed to our improved operating results. In addition, both growth in our loan portfolio and reduction in our funding costs have achieved some success to date and contributed to our improved operating results, while still providing significant upside going forward.

"Loan growth for the first half of the year at an annualized rate of 6% is at the lower end of our expected range of growth for the year. However, loan applications in process were very strong at a record level of $364.3 million at June 30, 2014. New loan officers that came on in the later part of the first quarter and the beginning of the second quarter are beginning to contribute. The mix of our loans has improved as our business banking operation contributed 37% of year to date originations. This business banking portion of our loan portfolio has continued to grow, providing us with additional variable rate loans to lock in spreads in a potentially rising interest rate environment while allowing us to be more discriminating in our acceptance of more liberal pricing and terms that we see in the multi-family market.

"In controlling our funding costs, we have an opportunity in the second half of this year to further reduce this cost as $321 million of certificates of deposit mature at a cost of 1.91%.

"We have seen continued improvement in our credit risk profile, which has allowed us to reduce our provision for loan losses from the comparable prior year period. Non-performing loans, delinquent loans, classified loans and loan charge-offs have decreased to levels last seen in 2008. The changes we made to our underwriting standards in 2009 have resulted in loans originated since then showing de minimis delinquency and charge-offs. Loans originated prior to 2010, which have the highest delinquency rates and charge-offs, decreased 9.6% during the first half of 2014. The real estate market in the New York Metropolitan area has rebounded from the lows seen in 2012. These factors have reduced the risk in our loan portfolio and allowed us to reduce our allowance for loan losses during the first half of this year.

"Net charge-offs for the first half of 2014 were $0.3 million. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans collateralized by real estate was 46.1% at June 30, 2014.

"Net loans increased $33.9 million, or 1.0%, during the second quarter of 2014, as loan originations and purchases for the quarter totaled $191.2 million. Our loan pipeline at June 30, 2014 remained strong at $364.3 million. Our lending departments continue to emphasize full relationship banking with our borrowers. Originations continue to be focused on multi-family and commercial business loans, which represented 56% and 25%, respectively, of loan originations during the second quarter of 2014. Additionally, as part of the loan closing process, we generally obtain full banking relationships with these borrowers.

"Deposits from public entities saw a seasonal decrease during the second quarter of 2014. We expect these deposits to return in the third and fourth quarters. Short term borrowings were obtained at similar rates to replace the government deposits.

"Our net interest margin for the second quarter of 2014 was 3.22%, a decrease of three basis points from the first quarter of 2014. The decrease for the three months ended June 30, 2014 from the trailing quarter was primarily due to a six basis point decrease in the yield earned from interest-earning assets to 4.33%, while our cost of funding decreased two basis points to 1.23%. The decline in the yield of interest-earning assets was primarily due to the current interest rate environment, where new loans and securities are added at rates below our portfolio average yield, and higher yielding loans and securities continue to prepay. The decrease in the cost of interest-bearing liabilities was primarily due to a seven basis point decline in the cost of certificates of deposit to 2.02% for the second quarter of 2014 from 2.09% for the first quarter of 2014. The net interest margin includes the benefit of interest collected from non-accrual loans. Excluding this benefit, the net interest margin for the second quarter of 2014 declined five basis points from the first quarter of 2014."

At June 30, 2014, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.54%, 14.13% and 15.02%, respectively. The Company is also subject to the same regulatory requirements. At June 30, 2014, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.82%, 14.54% and 15.44%, respectively.

Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

Core earnings, a non-GAAP measure, which exclude the effects of net losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings, were $11.9 million for the three months ended June 30, 2014, an increase of $1.8 million, or 18.3%, from $10.1 million in the comparable prior year period. Core diluted earnings per common share were $0.40 for the three months ended June 30, 2014, an increase of $0.07, or 21.2%, from the comparable prior year period.

Core earnings were $22.6 million for the six months ended June 30, 2014, an increase of $5.8 million, or 34.9%, from $16.7 million in the comparable prior year period. Core diluted earnings per common share were $0.75 for the six months ended June 30, 2014, an increase of $0.20, or 36.4%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended June 30, 2014

Net income for the three months ended June 30, 2014 was $11.7 million, an increase of $2.1 million, or 21.4%, compared to $9.6 million for the three months ended June 30, 2013. Diluted earnings per common share were $0.39 for the three months ended June 30, 2014, an increase of $0.07, or 21.9%, from $0.32 for the three months ended June 30, 2013.

Return on average equity increased to 10.3% for the three months ended June 30, 2014 from 8.8% for the three months ended June 30, 2013. Return on average assets increased to 1.0% for the three months ended June 30, 2014 from 0.8% for the three months ended June 30, 2013.

For the three months ended June 30, 2014, net interest income was $36.8 million, a decrease of $0.5 million, or 1.3%, from $37.3 million for the three months ended June 30, 2013. The decrease in net interest income was primarily attributable to a 26 basis point decrease in the net-interest spread to 3.10% for the three months ended June 30, 2014 from 3.36% for the three months ended June 30, 2013, partially offset by the effect of an increase of $301.9 million in the average balance of interest-earning assets to $4,578.8 million for the three months ended June 30, 2014 from $4,276.8 million for the comparable prior year period. The yield on interest-earning assets decreased 37 basis points to 4.33% for the three months ended June 30, 2014 from 4.70% for the three months ended June 30, 2013, while the cost of interest-bearing liabilities decreased 11 basis points to 1.23% for the three months ended June 30, 2014 from 1.34% for the comparable prior year period. The net interest margin declined 27 basis points to 3.22% for the three months ended June 30, 2014 from 3.49% for the three months ended June 30, 2013. Excluding prepayment penalty income on loans, the net interest margin decreased 25 basis points to 3.10% for the three months ended June 30, 2014 from 3.35% for the three months ended June 30, 2013.

The 37 basis point decline in the yield of interest-earning assets was primarily due to a 50 basis point reduction in the yield of the loan portfolio to 4.88% for the three months ended June 30, 2014 from 5.38% for the three months ended June 30, 2013, combined with a 17 basis point decline in the yield on total securities to 2.68% for the three months ended June 30, 2014 from 2.85% for the comparable prior year period. The yield was positively impacted by an increase of $296.5 million in the average balance of total loans to $3,485.9 million for the three months ended June 30, 2014 from $3,189.4 million for the comparable prior year period. The 50 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The yield on the loan portfolio, excluding prepayment penalty income, decreased 48 basis points to 4.72% for the three months ended June 30, 2014 from 5.20% for the three months ended June 30, 2013. The 17 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 11 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, savings accounts and NOW accounts decreased 11 basis points, one basis point and 11 basis points, respectively, partially offset by a seven basis point increase in the cost of money market accounts for the three months ended June 30, 2014 from the comparable prior year period. The cost was also positively affected by an increase in the average balance of lower costing core deposits totaling $135.2 million during the three months ended June 30, 2014 to $1,933.7 million from $1,798.5 million for the comparable prior year period. These improvements resulted in a decrease in the cost of due to depositors of 11 basis points to 0.99% for the three months ended June 30, 2014 from 1.10% for the three months ended June 30, 2013. The cost of borrowed funds decreased 16 basis points from the comparable prior year period to 2.03% for the three months ended June 30, 2014.

The net interest margin for the three months ended June 30, 2014 decreased three basis points to 3.22% from 3.25% for the three months ended March 31, 2014. The yield on interest-earning assets decreased six basis points during the second quarter of 2014 to 4.33%, while the cost of interest-bearing liabilities decreased two basis points to 1.23%. The yield on the mortgage loan portfolio decreased 12 basis points to 5.04% for the three months ended June 30, 2014 from 5.16% for the three months ended March 31, 2014. The three months ended June 30, 2014 included $0.4 million in additional interest collected from non-accrual loans compared to $0.3 million recorded during the three months ended March 31, 2014. Excluding this additional interest collected from non-accrual loans, the net interest margin decreased five basis points to 3.18% for the three months ended June 30, 2014 from 3.23% for the three months ended March 31, 2014. Further excluding prepayment penalty income, the net interest margin was 3.07% for the three months ended June 30, 2014, a four basis point decrease from the three months ended March 31, 2014.

The provision for loan losses decreased $4.6 million during the three months ended June 30, 2014 to a benefit of $1.1 million from a provision of $3.5 million during the comparable prior year period. The decrease in the provision was primarily due to the continued improvement in credit conditions. During the three months ended June 30, 2014, net-recoveries of $0.1 million were recorded and non-accrual loans decreased $0.4 million to $42.8 million from $43.2 million at March 31, 2014. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 46.1% at June 30, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $1.1 million for the three months ended June 30, 2014.

Non-interest income for the three months ended June 30, 2014 was $2.0 million, a decrease of $0.2 million, or 9.7% from $2.2 million for the three months ended June 30, 2013. Non-interest income declined over the recent quarter due to a $0.1 million increase in net losses from fair value adjustments, a $0.4 million decrease in banking service fee income primarily due to reduced ancillary loan fees, and a $0.2 million decrease in net gain on sale of loans. The decline over quarters also was impacted by an other-than-temporary impairment ("OTTI") charge of $0.5 million on private issued collateralized mortgage obligations ("CMOs") during the prior year quarter.

Non-interest expense was $20.6 million for the three months ended June 30, 2014, an increase of $0.4 million, or 2.0%, from $20.2 million for the three months ended June 30, 2013. The increase was primarily due to an increase of $1.0 million in salaries and employee benefits, partially offset by decreases of $0.2 million in real estate owned/ foreclosure expense primarily due to a reduction in non-performing loans, $0.3 million in other operating expenses, and $0.1 million in FDIC insurance expense primarily due to a reduction in the assessment rate. The efficiency ratio was 52.9% for the three months ended June 30, 2014 compared to 49.7% for the three months ended June 30, 2013.

The provision for income taxes for the three months ended June 30, 2014 was $7.6 million, an increase of $1.4 million, or 23.4%, from $6.2 million for the comparable prior year period. The increase was primarily due to a $3.5 million increase in income before income taxes to $19.3 million for the three months ended June 30, 2014 from $15.8 million for the comparable prior year period. The effective tax rate was 39.4% and 39.0% for the three months ended June 30, 2014 and 2013, respectively.

Earnings Summary - Six Months Ended June 30, 2014

Net income for the six months ended June 30, 2014 was $22.0 million, an increase of $5.6 million, or 34.2%, compared to $16.4 million for the six months ended June 30, 2013. Diluted earnings per common share were $0.73 for the six months ended June 30, 2014, an increase of $0.19, or 35.2%, from $0.54 for the six months ended June 30, 2013.

Return on average equity increased to 9.9% for the six months ended June 30, 2014, from 7.5% for the comparable prior year period. Return on average assets increased to 0.9% for the six months ended June 30, 2014, from 0.7% for the comparable prior year period.

For the six months ended June 30, 2014, net interest income was $73.3 million, an increase of $1.9 million, or 2.6%, from $71.4 million for the six months ended June 30, 2013. The increase in net interest income was primarily attributable to the prior year period including a $2.6 million prepayment penalty recorded on borrowings.

Excluding the $2.6 million prepayment penalty recorded on borrowings during the prior year period, net interest income for the six months ended June 30, 2014 decreased $0.7 million, or 1.0%, to $73.3 million from $74.0 million for the six months ended June 30, 2013. The decrease in net interest income was primarily attributable to a 27 basis point decrease in the net-interest spread to 3.12% for the six months ended June 30, 2014 from 3.39% for the six months ended June 30, 2013, partially offset by the effect of an increase of $316.4 million in the average balance of interest-earning assets to $4,532.6 million for the six months ended June 30, 2014 from $4,216.2 million for the comparable prior year period. The yield on interest-earning assets decreased 40 basis points to 4.36% for the six months ended June 30, 2014 from 4.76% for the six months ended June 30, 2013, while the cost of interest-bearing liabilities decreased 13 basis points to 1.24% for the six months ended June 30, 2014 from 1.37% for the comparable prior year period. The net interest margin decreased 27 basis points to 3.24% for the six months ended June 30, 2014 from 3.51% for the six months ended June 30, 2013. Excluding prepayment penalty income, the net interest margin decreased 27 basis points to 3.12% for the six months ended June 30, 2014 from 3.39% for the six months ended June 30, 2013.

The 40 basis point decline in the yield of interest-earning assets was primarily due to a 46 basis point reduction in the yield of the loan portfolio to 4.92% for the six months ended June 30, 2014 from 5.38% for the six months ended June 30, 2013, combined with a 26 basis point decline in the yield on total securities to 2.70% for the six months ended June 30, 2014 from 2.96% for the comparable prior year period. The yield of interest-earning assets was positively impacted by a $250.8 million increase in the average balance of the higher yielding loan portfolio for the six months ended June 30, 2014, partially offset by a $62.4 million increase in the average balance of the lower yielding securities portfolio for the six months ended June 30, 2014. The 46 basis point decrease in the yield of the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The 26 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 42 basis points to 5.10% for the six months ended June 30, 2014 from 5.52% for the six months ended June 30, 2013. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 41 basis points to 4.94% for the six months ended June 30, 2014 from 5.35% for the six months ended June 30, 2013.

The 13 basis point decrease in the cost of interest-bearing liabilities, excluding the prepayment penalty on borrowings recorded in 2013, was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $53.8 million to $1,131.5 million, while lower costing core deposits average balance increased $227.1 million to $1,933.4 million for the six months ended June 30, 2014. Additionally, the cost of borrowed funds decreased 18 basis points to 2.03% for the six months ended June 30, 2014 from 2.21% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates. The cost of certificates of deposit, savings accounts and NOW accounts decreased eight basis points, one basis point and eight basis points, respectively, for the six months ended June 30, 2014 from the comparable prior year period, while the cost of money market accounts increased eight basis points for the six months ended June 30, 2014 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 13 basis points to 1.00% for the six months ended June 30, 2014 from 1.13% for the six months ended June 30, 2013.

The provision for loan losses decreased $11.7 million during the six months ended June 30, 2014 to a benefit of $2.2 million from a provision of $9.5 million during the comparable prior year period. During the six months ended June 30, 2014, non-performing loans decreased $3.2 million to $45.8 million from $49.0 million at December 31, 2013. Net charge-offs for the six months ended June 30, 2014 totaled $0.3 million, or two basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 46.1% at June 30, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $2.2 million for the six months ended June 30, 2014.

Non-interest income for the six months ended June 30, 2014 was $3.7 million, a decrease of 3.9 million from $7.5 million for the six months ended June 30, 2013. The decrease in non-interest income was primarily due to the $2.9 million gain from the sale of mortgage-backed securities during the six months ended June 30, 2013. Non-interest income also declined due to a $0.6 million increase in net losses from fair value adjustments and a decrease of $0.7 million in banking service fees. These decreases were partially offset by the comparable prior year period including an OTTI charge on private issued CMOs of $0.5 million.

Non-interest expense was $42.7 million for the six months ended June 30, 2014, an increase of $0.1 million, or 0.2%, from $42.6 million for the six months ended June 30, 2013. The increase was primarily due to an increase of $1.3 million in salaries and benefits expense primarily due to annual salary increases and an increase in the cost of grants of annual restricted stock unit awards. This increase was partially offset by decreases of $0.4 million and $0.6 million in FDIC insurance expense and real estate owned/foreclosure expense, respectively. The efficiency ratio was 54.7% for the six months ended June 30, 2014 compared to 53.2% for the six months ended June 30, 2013.

The provision for income taxes for the six months ended June 30, 2014 was $14.5 million, an increase of $4.1 million, or 38.7%, from $10.5 million for the comparable prior year period. The increase was primarily due to a $9.6 million increase in income before income taxes to $36.5 million for the six months ended June 30, 2014 from $26.9 million for the comparable prior year period. The effective tax rate was 39.8% and 39.0% for the six months ended June 30, 2014 and 2013, respectively. The increase in the effective tax rate was primarily due to the impact of changes to the New York State tax code passed on March 31, 2014, resulting in a reduction in the Company's deferred tax assets. We expect to see a small reduction in our effective tax rate beginning in 2015 as a result of the changes in the New York State tax code.

Balance Sheet Summary – At June 30, 2014

Total assets at June 30, 2014 were $4,853.8 million, an increase of $132.3 million, or 2.8%, from $4,721.5 million at December 31, 2013. Total loans, net increased $100.9 million during the six months ended June 30, 2014 to $3,503.3 million from $3,402.4 million at December 31, 2013. Loan originations and purchases were $389.2 million for the six months ended June 30, 2014, an increase of $16.1 million from $373.1 million for the six months ended June 30, 2013. During the six months ended June 30, 2014, we continued to focus on the origination of multi-family properties and business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $364.3 million at June 30, 2014 compared to $297.5 million at December 31, 2013 and $342.3 million at June 30, 2013.

The following table shows loan originations and purchases for the periods indicated. Loan purchases were $1.2 million and zero for the three months ended June 30, 2014 and 2013, respectively. Loan purchases were $12.9 million and $0.5 million for the six months ended June 30, 2014 and 2013, respectively.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ 107,197	$ 132,292	$ 165,009	$ 175,217
Commercial real estate	18,205	31,612	31,621	38,598
One-to-four family – mixed-use property	8,429	7,344	18,428	11,734
One-to-four family – residential	6,404	6,380	15,504	12,890
Co-operative apartments	--	1,695	--	3,762
Construction	300	1,788	997	1,788
Small Business Administration	225	210	578	378
Taxi Medallion	1,889	--	13,538	--
Commercial business and other	48,542	70,361	143,498	128,701
Total	$ 191,191	$ 251,682	$ 389,173	$ 373,068

The average rate on mortgage loan originations and purchases was 3.25% and 3.47% for the three months ended June 30, 2014 and 2013, respectively. The average rate on other loan originations and purchases was 3.25% and 3.20% for the three months ended June 30, 2014 and 2013, respectively. The average rate on total loan originations and purchases was 3.25% and 3.39% for the three months ended June 30, 2014 and 2013, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the second quarter of 2014 had an average loan-to-value ratio of 46.7% and an average debt coverage ratio of 401%.

The Bank experienced improvements in its non-accrual loans during the six months ended June 30, 2014, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2014	2014	2013
Accrual Status:
Multi-family residential	$ 3,061	$ 3,074	$ 3,087
Commercial real estate	2,389	2,398	2,407
One-to-four family - mixed-use property	2,022	2,288	2,297
One-to-four family - residential	359	362	364
Construction	--	--	442
Commercial business and other	2,329	2,367	4,406

Total	10,160	10,489	13,003

Non-accrual status:
One-to-four family - mixed-use property	380	382	383
Total	380	382	383

Total performing troubled debt restructured	$ 10,540	$ 10,871	$ 13,386

During the six months ended June 30, 2014, two TDR totaling $2.4 million were transferred to non-performing status when they became over 90 days past maturity, which resulted in these loans being included in non-performing loans. These loans paid in full during the quarter ended June 30, 2014. During the six months ended June 30, 2014, one additional TDR for $0.2 million was transferred to non-performing status when it became 90 days past due as to payments.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2014	2014	2013
Loans 90 days or more past due
and still accruing:
Multi-family residential	$ 987	$ 188	$ 52
Commercial real estate	266	793	--
One-to-four family - mixed-use property	1,303	874	--
One-to-four family - residential	14	15	15
Construction	--	1,012	--
Commercial business and other	410	2,490	539
Total	2,980	5,372	606

Non-accrual loans:
Multi-family residential	10,861	12,062	13,682
Commercial real estate	9,761	8,769	9,962
One-to-four family - mixed-use property	8,713	7,977	9,063
One-to-four family - residential	11,346	12,208	13,250
Co-operative apartments	--	--	57
Commercial business and other	2,130	2,165	2,348
Total	42,811	43,181	48,362

Total non-performing loans	45,791	48,553	48,968

Other non-performing assets:
Real estate acquired through foreclosure	1,346	1,700	2,985
Investment securities	--	--	1,871
Total	1,346	1,700	4,856

Total non-performing assets	$ 47,137	$ 50,253	$ 53,824

Included in loans over 90 days past due and still accruing were 11 loans totaling $3.0 million, 13 loans totaling $5.4 million, and six loans totaling $0.6 million at June 30, 2014, March 31, 2014 and December 31, 2013, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were two loans totaling $2.4 million, three loans totaling $4.7 million, and one loan totaling $2.3 million which were restructured as TDR and not performing in accordance with their restructured terms at June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

Hurricane Sandy caused significant damage to numerous homes and businesses throughout the New York Metropolitan area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 30 loans totaling $18.9 million. These agreements originally provided for partial payment deferrals, generally for 90 days, but some agreements provide for longer deferral periods. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. At June 30, 2014, eight loans totaling $4.9 million remain under these agreements, of which seven loans totaling $4.6 million are considered non-performing as we have placed them on non-accrual status until they reestablish a payment history and bring the loans current. Eight loans are current under their repayment plans and have had their agreements extended into 2014 to give the borrowers additional time to recover. Each borrower was required, commencing at the end of the deferral period, to make their regularly scheduled loan payments plus a portion of the deferred amounts. As of June 30, 2014, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $47.1 million at June 30, 2014, a decrease of $3.1 million from $50.3 million at March 31, 2014, and a decrease of $6.7 million from $53.8 million at December 31, 2013. Total non-performing assets as a percentage of total assets were 0.97% at June 30, 2014 compared to 1.04% at March 31, 2014 and 1.14% at December 31, 2013. The ratio of allowance for loan losses to total non-performing loans was 63.8% at June 30, 2014 compared to 62.3% at March 31, 2014, and 64.9% at December 31, 2013.

During the three months ended June 30, 2014, 18 loans totaling $5.3 million were added to non-accrual loans, 12 loans totaling $2.5 million were returned to performing status, seven loans totaling $1.3 million were paid in full, three loans totaling $0.9 million were sold, two loans totaling $0.4 million was transferred to other real estate owned, and charge-offs of $0.3 million were recorded on non-accrual loans that were non-accrual at the beginning of the second quarter of 2014.

At December 31, 2013, non-accrual investment securities included one pooled trust preferred security with a carrying amount of $1.9 million for which we were not receiving payments. During the six months ended June 30, 2014, the Company sold the one non-accrual trust preferred security for total proceeds of $2.1 million.

Performing loans delinquent 60 to 89 days were $2.5 million at June 30, 2014, a decrease of $2.7 million from $5.2 million at March 31, 2014 and a decrease of $2.2 million from $4.7 million at December 31, 2013. Performing loans delinquent 30 to 59 days were $36.4 million at June 30, 2014, an increase of $2.8 million from $33.6 million at March 31, 2014 but a decrease of $1.0 million from $37.4 million at December 31, 2013.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2014	2013	2014	2013
Multi-family residential	$ (65)	$ 1,207	$ 533	$ 2,684
Commercial real estate	39	(160)	(296)	441
One-to-four family – mixed-use property	80	471	123	3,024
One-to-four family – residential	(60)	(75)	(86)	585
Co-operative apartments	--	(4)	(7)	70
Construction	--	70	--	304
Small Business Administration	(2)	103	(12)	277
Commercial business and other	(49)	560	75	864
Total net loan charge-offs	$ (57)	$ 2,172	$ 330	$ 8,249

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the six months ended June 30, 2014, the Bank sold nine non-performing loans for proceeds totaling $4.5 million, realizing net recoveries at the time of sale totaling $0.2 million. Additionally, during the six months ended June 30, 2014, the Bank sold three performing loans for total proceeds of $1.0 million.

During the six months ended June 30, 2014, mortgage-backed securities increased $14.4 million, or 1.9%, to $770.5 million from $756.2 million at December 31, 2013. The increase in mortgage-backed securities during the six months ended June 30, 2014 was primarily due to purchases of $47.5 million and an improvement of $14.4 million in the fair value of mortgage-backed securities, partially offset by principal repayments totaling $46.2 million.

During the six months ended June 30, 2014, other securities increased $26.5 million, or 10.1%, to $288.1 million from $261.6 million at December 31, 2013. The increase in other securities during the six months ended June 30, 2014 was primarily due to purchases of $23.3 million and an improvement in the fair value of other securities totaling $7.0 million, partially offset by $1.9 million in sales and $1.0 million in maturities. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Banking regulators issued the Volcker Rule in December 2013. The Volcker Rule, among other things, prohibits banks from owning certain investment securities. We have reviewed our investment portfolio for compliance with the Volcker Rule. In the opinion of management, we do not own any securities which are prohibited under the Volcker Rule.

Total liabilities were $4,393.3 million at June 30, 2014, an increase of $104.3 million, or 2.4%, from $4,289.0 million at December 31, 2013. During the six months ended June 30, 2014, due to depositors decreased $2.0 million, or 0.1%, to $3,198.0 million, as a result of a $40.9 million decrease in core deposits partially offset by a $38.9 million increase in certificates of deposit. Borrowed funds increased $100.1 million during the six months ended June 30, 2014. The decrease in core deposits was a result of a seasonal decrease in deposits from public entities. We expect these deposits to return in the third and fourth quarters. Short term borrowings were obtained at similar rates to replace the government deposits.

Total stockholders' equity increased $28.0 million, or 6.5%, to $460.5 million at June 30, 2014 from $432.5 million at December 31, 2013. Stockholders' equity increased primarily due to net income of $22.0 million for the six months ended June 30, 2014, an increase in comprehensive income of $12.0 million primarily due to an increase in the fair value of the securities portfolio and $1.9 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. Additionally, the exercise of stock options increased stockholders' equity by $0.5 million, including the income tax benefit realized by the Company upon the exercise of the options. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $9.0 million and the purchase of 108,120 treasury shares at a cost of $2.1 million. Book value per common share was $15.26 at June 30, 2014 compared to $14.36 at December 31, 2013. Tangible book value per common share, a non-GAAP measure, was $14.74 at June 30, 2014 compared to $13.84 at December 31, 2013.

During the quarter ended June 30, 2014, the Company repurchased 80,000 shares of the Company's common stock at an average cost of $19.85 per share. At June 30, 2014, 441,750 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities, and by adding back, net of tax, the penalty incurred from the prepayment of borrowings.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2014	2013	2014	2014	2013

GAAP income before income taxes	$ 19,283	$ 15,782	$ 17,223	$ 36,506	$ 26,857

Net loss from fair value adjustments	402	308	644	1,046	431
Other-than-temporary impairment charges	--	503	--	--	503
Net gain on sale of securities	--	(18)	--	--	(2,876)
Penalty from prepayment of borrowings	--	--	--	--	2,579

Core income before taxes	19,685	16,575	17,867	37,552	27,494

Provision for income taxes for core income	7,771	6,501	7,203	14,974	10,752

Core net income	$ 11,914	$ 10,074	$ 10,664	$ 22,578	$ 16,742

GAAP diluted earnings per common share	$ 0.39	$ 0.32	$ 0.34	$ 0.73	$ 0.54

Net loss from fair value adjustments, net of tax	0.01	--	0.02	0.02	0.01
Other-than-temporary impairment charges, net of tax	--	0.01	--	--	0.01
Net gain on sale of securities, net of tax	--	--	--	--	(0.05)
Penalty from prepayment of borrowings, net of tax	--	--	--	--	0.05

Core diluted earnings per common share*	$ 0.40	$ 0.33	$ 0.36	$ 0.75	$ 0.55

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP Earnings and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the penalty incurred from the prepayment of borrowings; and by adding back or subtracting the benefit or provision for loan losses the net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2014	2013	2014	2014	2013

GAAP income before income taxes	$ 19,283	$ 15,782	$ 17,223	$ 36,506	$ 26,857

(Benefit) provision for loan losses	(1,092)	3,500	(1,119)	(2,211)	9,500
Net loss from fair value adjustments	402	308	644	1,046	431
Other-than-temporary impairment charges	--	503	--	--	503
Net gain on sale of securities	--	(18)	--	--	(2,876)
Penalty from prepayment of borrowings	--	--	--	--	2,579

Core net income before the provision for loan losses and income taxes	$ 18,593	$ 20,075	$ 16,748	$ 35,341	$ 36,994

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 36,982	$ 33,485
Securities available for sale:
Mortgage-backed securities	770,545	756,156
Other securities	288,137	261,634
Loans held for sale	--	425
Loans:
Multi-family residential	1,784,111	1,712,039
Commercial real estate	510,224	512,552
One-to-four family ― mixed-use property	581,207	595,751
One-to-four family ― residential	192,895	193,726
Co-operative apartments	9,885	10,137
Construction	4,717	4,247
Small Business Administration	7,543	7,792
Taxi medallion	25,291	13,123
Commercial business and other	405,853	373,641
Net unamortized premiums and unearned loan fees	10,811	11,170
Allowance for loan losses	(29,235)	(31,776)
Net loans	3,503,302	3,402,402
Interest and dividends receivable	17,524	17,370
Bank premises and equipment, net	19,779	20,356
Federal Home Loan Bank of New York stock	51,407	46,025
Bank owned life insurance	111,137	109,606
Goodwill	16,127	16,127
Other assets	38,872	57,915
Total assets	$ 4,853,812	$ 4,721,501

LIABILITIES
Due to depositors:
Non-interest bearing	$ 213,263	$ 197,343
Interest-bearing:
Certificate of deposit accounts	1,159,897	1,120,955
Savings accounts	254,665	265,003
Money market accounts	272,679	199,907
NOW accounts	1,297,480	1,416,774
Total interest-bearing deposits	2,984,721	3,002,639
Mortgagors' escrow deposits	40,987	32,798
Borrowed funds	1,112,202	1,012,122
Other liabilities	42,132	44,067
Total liabilities	4,393,305	4,288,969

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at June 30, 2014 and December 31, 2013; 30,185,040 shares and 30,123,252 shares outstanding at June 30, 2014 and December 31, 2013, respectively)	315	315
Additional paid-in capital	205,322	201,902
Treasury stock (1,345,555 shares and 1,407,343 shares at June 30, 2014 and December 31, 2013, respectively)	(22,048)	(22,053)
Retained earnings	276,269	263,743
Accumulated other comprehensive income (loss), net of taxes	649	(11,375)
Total stockholders' equity	460,507	432,532

Total liabilities and stockholders' equity	$ 4,853,812	$ 4,721,501

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013

Interest and dividend income
Interest and fees on loans	$ 42,489	$ 42,861	$ 84,609	$ 85,801
Interest and dividends on securities:
Interest	6,867	7,174	13,742	14,128
Dividends	195	236	384	411
Other interest income	18	24	45	41
Total interest and dividend income	49,569	50,295	98,780	100,381

Interest expense
Deposits	7,670	8,093	15,388	16,384
Other interest expense	5,070	4,906	10,076	12,555
Total interest expense	12,740	12,999	25,464	28,939

Net interest income	36,829	37,296	73,316	71,442
Provision for loan losses	(1,092)	3,500	(2,211)	9,500
Net interest income after provision for loan losses	37,921	33,796	75,527	61,942

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	--	(1,221)	--	(1,221)
Less: Non-credit portion of OTTI charge recorded in Other
Comprehensive Income, before taxes	--	718	--	718
Net OTTI charge recognized in earnings	--	(503)	--	(503)
Banking services fee income	867	1,228	1,576	2,268
Net gain on sale of securities	--	18	--	2,876
Net gain on sale of loans	--	152	--	143
Net loss from fair value adjustments	(402)	(308)	(1,046)	(431)
Federal Home Loan Bank of New York stock dividends	430	401	981	815
Bank owned life insurance	755	841	1,531	1,666
Other income	336	370	654	713
Total non-interest income	1,986	2,199	3,696	7,547

Non-interest expense
Salaries and employee benefits	11,944	10,961	24,522	23,194
Occupancy and equipment	1,919	1,856	3,954	3,716
Professional services	1,527	1,515	2,737	3,133
FDIC deposit insurance	673	786	1,370	1,777
Data processing	1,042	1,099	2,110	2,142
Depreciation and amortization	717	734	1,432	1,501
Other real estate owned/foreclosure expense	279	444	535	1,112
Other operating expenses	2,523	2,818	6,057	6,057
Total non-interest expense	20,624	20,213	42,717	42,632

Income before income taxes	19,283	15,782	36,506	26,857

Provision for income taxes
Federal	5,513	4,663	10,271	8,124
State and local	2,085	1,492	4,254	2,350
Total taxes	7,598	6,155	14,525	10,474

Net income	$ 11,685	$ 9,627	$ 21,981	$ 16,383

Basic earnings per common share	$ 0.39	$ 0.32	$ 0.73	$ 0.54
Diluted earnings per common share	$ 0.39	$ 0.32	$ 0.73	$ 0.54
Dividends per common share	$ 0.15	$ 0.13	$ 0.30	$ 0.26

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months		At or for the six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013
Per Share Data
Basic earnings per share	$ 0.39	$ 0.32	$ 0.73	$ 0.54
Diluted earnings per share	$ 0.39	$ 0.32	$ 0.73	$ 0.54
Average number of shares outstanding for:
Basic earnings per common share computation	30,059,373	30,213,053	30,021,998	30,329,721
Diluted earnings per common share computation	30,089,662	30,235,403	30,055,916	30,357,030
Book value per common share (1)	$ 15.26	$ 14.04	$ 15.26	$ 14.04
Tangible book value per common share (2)	$ 14.74	$ 13.52	$ 14.74	$ 13.52

Average Balances
Total loans, net	$ 3,485,934	$ 3,189,403	$ 3,438,886	$ 3,188,072
Total interest-earning assets	4,578,764	4,276,834	4,532,558	4,216,184
Total assets	4,833,038	4,537,245	4,785,602	4,482,262
Total due to depositors	3,086,675	2,942,463	3,064,907	2,891,605
Total interest-bearing liabilities	4,141,062	3,894,283	4,105,757	3,845,224
Stockholders' equity	452,129	438,108	446,310	439,770
Common stockholders' equity	452,129	438,108	446,310	439,770

Performance Ratios (3)
Return on average assets	0.97%	0.85%	0.92%	0.73%
Return on average equity	10.34	8.79	9.85	7.45
Yield on average interest-earning assets	4.33	4.70	4.36	4.76
Cost of average interest-bearing liabilities	1.23	1.34	1.24	1.51
Interest rate spread during period	3.10	3.36	3.12	3.25
Net interest margin	3.22	3.49	3.24	3.39
Non-interest expense to average assets	1.71	1.78	1.79	1.90
Efficiency ratio (4)	52.86	49.65	54.74	53.21
Average interest-earning assets to average interest-bearing liabilities	1.11x	1.10x	1.10x	1.10x

(1) Calculated by dividing common stockholders' equity of $460.5 million and $422.7 million at June 30, 2014 and 2013, respectively, by 30,185,040 and 30,103,613 shares outstanding at June 30, 2014 and 2013, respectively.
(2) Calculated by dividing tangible common stockholders' equity, a non-GAAP measure, of $444.8 million and $406.9 million at June 30, 2014 and 2013, respectively, by 30,185,040 and 30,103,613 shares outstanding at June 30, 2014 and 2013, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and six months ended June 30, 2014 and 2013 are presented on an annualized basis.
(4) Efficiency ratio, a non-GAAP measure, was calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the six	At or for the year
	months ended	ended
	June 30, 2014	December 31, 2013

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Core capital	9.82%	9.70%
Tier 1 risk-based capital	14.54	14.93
Total risk-based capital	15.44	15.97

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.54%	9.48%
Tier 1 risk-based capital (well capitalized = 6%)	14.13	14.59
Total risk-based capital (well capitalized = 10%)	15.02	15.63

Capital ratios:
Average equity to average assets	9.33%	9.45%
Equity to total assets	9.49	9.16
Tangible common equity to tangible assets	9.19	8.86

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 42,811	$ 48,362
Non-performing loans	45,791	48,968
Non-performing assets	47,137	53,824
Net charge-offs	330	13,263

Asset quality ratios:
Non-performing loans to gross loans	1.30%	1.43%
Non-performing assets to total assets	0.97	1.14
Allowance for loan losses to gross loans	0.83	0.93
Allowance for loan losses to non-performing assets	62.02	59.04
Allowance for loan losses to non-performing loans	63.84	64.89

Full-service customer facilities	17	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended June 30,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,039,477	38,330	5.04%	$ 2,883,200	39,816	5.52%
Other loans, net (1)	446,457	4,159	3.73	306,203	3,045	3.98
Total loans, net	3,485,934	42,489	4.88	3,189,403	42,861	5.38
Mortgage-backed securities	769,474	5,320	2.77	794,233	5,868	2.96
Other securities	283,200	1,742	2.46	243,983	1,542	2.53
Total securities	1,052,674	7,062	2.68	1,038,216	7,410	2.85
Interest-earning deposits and federal funds sold	40,156	18	0.18	49,215	24	0.20
Total interest-earning assets	4,578,764	49,569	4.33	4,276,834	50,295	4.70
Other assets	254,274			260,411
Total assets	$ 4,833,038			$ 4,537,245

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 258,659	116	0.18	$ 276,570	128	0.19
NOW accounts	1,458,612	1,586	0.43	1,337,479	1,789	0.54
Money market accounts	216,394	126	0.23	184,422	73	0.16
Certificate of deposit accounts	1,153,010	5,810	2.02	1,143,992	6,095	2.13
Total due to depositors	3,086,675	7,638	0.99	2,942,463	8,085	1.10
Mortgagors' escrow accounts	57,213	32	0.22	55,795	8	0.06
Total deposits	3,143,888	7,670	0.98	2,998,258	8,093	1.08
Borrowed funds	997,174	5,070	2.03	896,025	4,906	2.19
Total interest-bearing liabilities	4,141,062	12,740	1.23	3,894,283	12,999	1.34
Non interest-bearing deposits	202,809			164,327
Other liabilities	37,038			40,527
Total liabilities	4,380,909			4,099,137
Equity	452,129			438,108
Total liabilities and equity	$ 4,833,038			$ 4,537,245

Net interest income / net interest rate spread		$ 36,829	3.10%		$ 37,296	3.36%

Net interest-earning assets / net interest margin	$ 437,702		3.22%	$ 382,551		3.49%

Ratio of interest-earning assets to interest-bearing liabilities			1.11x			1.10x

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.1 million for each of the three month periods ended June 30, 2014 and 2013, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the six months ended June 30,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 3,015,208	76,912	5.10%	$ 2,882,614	79,563	5.52%
Other loans, net (1)	423,678	7,697	3.63	305,458	6,238	4.08
Total loans, net	3,438,886	84,609	4.92	3,188,072	85,801	5.38
Mortgage-backed securities	769,693	10,710	2.78	751,841	11,589	3.08
Other securities	276,663	3,416	2.47	232,148	2,950	2.54
Total securities	1,046,356	14,126	2.70	983,989	14,539	2.96
Interest-earning deposits and federal funds sold	47,316	45	0.19	44,123	41	0.19
Total interest-earning assets	4,532,558	98,780	4.36	4,216,184	100,381	4.76
Other assets	253,044			266,078
Total assets	$ 4,785,602			$ 4,482,262

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 261,161	235	0.18	$ 280,753	263	0.19
NOW accounts	1,465,276	3,279	0.45	1,261,541	3,371	0.53
Money market accounts	206,976	233	0.23	164,027	127	0.15
Certificate of deposit accounts	1,131,494	11,596	2.05	1,185,284	12,606	2.13
Total due to depositors	3,064,907	15,343	1.00	2,891,605	16,367	1.13
Mortgagors' escrow accounts	50,293	45	0.18	49,005	17	0.07
Total deposits	3,115,200	15,388	0.99	2,940,610	16,384	1.11
Borrowed funds	990,557	10,076	2.03	904,614	12,555	2.78
Total interest-bearing liabilities	4,105,757	25,464	1.24	3,845,224	28,939	1.51
Non interest-bearing deposits	196,285			156,386
Other liabilities	37,250			40,882
Total liabilities	4,339,292			4,042,492
Equity	446,310			439,770
Total liabilities and equity	$ 4,785,602			$ 4,482,262

Net interest income / net interest rate spread		$ 73,316	3.12%		$ 71,442	3.25%

Net interest-earning assets / net interest margin	$ 426,801		3.24%	$ 370,960		3.39%

Ratio of interest-earning assets to interest-bearing liabilities			1.10x			1.10x

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $2.2 million and $1.8 million for the six months ended June 30, 2014 and 2013, respectively.
CONTACT: David Fry
         Senior Executive Vice President, Treasurer
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400